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EXHIBIT 21.1



                         SUBSIDIARIES OF THE REGISTRANT
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The following companies are wholly-owned subsidiaries of the Registrant:

         o        NV Technology, Inc., a Delaware corporation

         o        Impact Multimedia, Inc., a Nevada corporation

         o        NV Entertainment, Inc., a California corporation

         o        Infinity Vision Entertainment, Inc., a California corporation

         o        Siliwood Entertainment, Inc., a California corporation

         o        Intelecon Acquisition Corporation, a Delaware corporation

         o        3D2Net.com, Inc., a Nevada corporation.

         o        Astounding.com, Inc., a Delaware corporation